UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                          Millenium Holding Group, Inc.
                          -----------------------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                   60037R 10 1
                                 --------------
                                 (CUSIP Number)


                                February 15, 2000
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

     [ ]   Rule 13d-1(b)

     [X]   Rule 13d-1(c)

     [ ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP NO. 60037R 10 1                                          PAGE 2 OF 6 PAGES
---------------------                                          -----------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Richard L. Ham
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                      (b) [ ]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Natural person, citizen of United States
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    1,468,436
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     0
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       1,468,436
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    0
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,925,227
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

   Not Applicable
   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   84.7%(1)
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

(1) Richard L. Ham has filed a Schedule 13D in his individual capacity and incorporates said schedule by reference. He has elected to also file this
     Schedule 13G, as a reporting person, for the purpose of clarification.

---------------------                                          -----------------
CUSIP NO. 60037R 10 1                                          PAGE 3 OF 6 PAGES
---------------------                                          -----------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Ham Consulting Company
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                      (b) [ ]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Nebraska Corporation
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    456,791
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     0
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       456,791
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    0
                    ------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   0
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

   Not Applicable
   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0%(2)
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   CO
   -----------------------------------------------------------------------------

(2) Richard L. Ham is the controlling shareholder and director of Ham Consulting and is therefore considered to be the beneficial owner of the common stock held by this entity.

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CUSIP NO. 60037R 10 1                                          PAGE 4 OF 6 PAGES
---------------------                                          -----------------

ITEM 1(a). NAME OF ISSUER:

Millenium Holding Group, Inc.

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

3800 Old Cheney Road
Suite 101-222
Lincoln, NE 68516

ITEM 2(a). NAME OF PERSON FILING:

(i)   Richard L. Ham
(ii)  Ham Consulting Company

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

3800 Old Cheney Road
Suite 101-222
Lincoln, NE 68516

ITEM 2(c). CITIZENSHIP:

(i)  United States
(ii) Nebraska Corporation

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

Common Stock

ITEM 2(e). CUSIP NUMBER:

60037R 10 1

ITEM 3.    IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR
           (c), CHECK WHETHER THE PERSON FILING IS A:

           (a) [ ] Broker or Dealer registered under section 15 of the Act,

           (b) [ ] Bank as defined in section 3(a)(6) of the Act,

           (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act,

           (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

           (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)
                   (ii)(E),
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CUSIP NO. 60037R 10 1                                          PAGE 5 OF 6 PAGES
---------------------                                          -----------------

           (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F),

           (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G),

           (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act,

           (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940,

           (j) [ ] A group, in accordance with ss.13d-1(b)(1)(ii)(J).

           If this statement is filed pursuant to ss.240.13d-1(c), check this box [ ].

ITEM 4. OWNERSHIP.

        (a) Amount beneficially owned:

            (i)  1,925,227
            (ii) 0 shares

        (b) Percent of class:

            (i)  84.7%
            (ii) 0%

        (c) Number of shares as to which such person has:
            (i)   Sole power to vote or to direct the vote:

                  (i)  1,925,227
                  (ii) 456,791

            (ii)  Shared power to vote or to direct the vote:

                  (i)  0
                  (ii) 0

            (iii) Sole power to dispose or to direct the disposition of:

                  (i)  1,925,227
                  (ii) 456,791

            (iv)  Shared power to dispose or to direct the disposition of:

                  (i)  0
                  (ii) 0

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not Applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not Applicable

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CUSIP NO. 60037R 10 1                                          PAGE 6 OF 6 PAGES
---------------------                                          -----------------

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

(i)(ii) The group consists of Ham Consulting Company, a Nebraska corporation, of which Richard L. Ham is the controlling shareholder and director and Richard L. Ham, a natural person.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

Not Applicable

ITEM 10. CERTIFICATION.

     By signing below the undersigned certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purposes or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                        /s/ Richard L. Ham
                                        ----------------------------------------
                                        (Signature)



                                        Ham Consulting Company

                                        By: /s/ Richard L. Ham
                                            ------------------------------------
                                            (Signature)